EXHIBIT 99.1

SPARK ENERGY, INC. ANNOUNCES CLOSING OF PROVIDER ACQUISITION AND DATE FOR EARNINGS RELEASE
HOUSTON, Aug. 01, 2016 – Spark Energy, Inc. (NASDAQ: SPKE), a Delaware corporation ("Spark" or the “Company”), announced today that the Company has completed its acquisition of Provider Power (“Provider”). Spark expects the acquisition to be immediately accretive to earnings.
“We are happy to welcome the Provider companies into Spark,” said Nathan Kroeker, Spark’s President and Chief Executive Officer. “Provider gives us an additional 121,000 RCEs, primarily in Maine and New Hampshire, and includes nine utilities new to Spark. Closing Provider, as well as the pending acquisition of the Major Companies that we expect to close later this quarter, demonstrate Spark’s continued execution of our goal to grow aggressively and responsively through meaningful acquisitions.”
“We are very excited to be joining the Spark family,” added Kevin B. Dean, Managing Member of Provider. “Combining our operations with Spark will allow us to realize efficiencies and synergies to better serve our customers in the Northeast as we continue to grow our business.”
Earnings Conference Call and Webcast
Spark also announced that it plans to release earnings for the quarter ended June 30, 2016, on Thursday, August 11, 2016. The Company will host a conference call to discuss second quarter 2016 results on Thursday, August 11, 2016 at 10:00 AM Central Time (11:00 AM Eastern).
A live webcast of the conference call can be accessed from the Events & Presentations page of the Spark Energy Investor Relations website at http://ir.sparkenergy.com/events.cfm. An archived replay of the webcast will be available for twelve months following the live presentation.
About Spark Energy, Inc.
Spark Energy, Inc. is an established and growing independent retail energy services company founded in 1999 that provides residential and commercial customers in competitive markets across the United States with an alternative choice for their natural gas and electricity. Headquartered in Houston, Texas, Spark currently operates in 18 states and serves 75 utility territories. Spark offers its customers a variety of product and service choices, including stable and predictable energy costs and green product alternatives.
Contact: Spark Energy, Inc.
Investors:
Andy Davis, 832-200-3727
Media:
Eric Melchor, 281-833-4151

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